Exhibit 99.1
A. H. Belo Corporation

FOR IMMEDIATE RELEASE
Wednesday, July 27, 2011
3:30 P.M. CDT
A. H. Belo Corporation Announces
Second Quarter 2011 Financial Results and Dividend
     DALLAS — A. H. Belo Corporation (NYSE: AHC) today announced a net loss of $6.8 million, or $0.32 per share, for the second quarter of 2011 compared to a net loss of $0.2 million, or $0.01 per share, in the second quarter of 2010. The second quarter 2011 net loss includes a tax charge of $3.0 million, or $0.14 per share, and non-cash expenses totaling $3.0 million, or $0.14 per share. The non-cash expenses include a $2.0 million, or $0.09 per share, expense related to the Company’s withdrawal from The G. B. Dealey Retirement Pension Plan, and a $1.0 million, or $0.05 per share, expense related to increased depreciation on certain fixed assets. The second quarter 2010 net loss included a gain of $5.4 million, or $0.26 per share, related to the Company’s disposition of a real estate asset.
     Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $6.5 million in the second quarter of 2011, a decrease of $4.7 million compared to the second quarter of 2010. When pension expense is added back to EBITDA (“Adjusted EBITDA”) in both periods, Adjusted EBITDA in the second quarter was $10.2 million, a decrease of $6.5 million compared to the prior year. The second quarter 2011 decreases in EBITDA and Adjusted EBITDA are due primarily to the $5.4 million real estate gain in the second quarter of 2010.
     Robert W. Decherd, chairman, president and Chief Executive Officer, said, “Second quarter Adjusted EBITDA met our expectations. Total revenue decreased 5.8 percent compared to 2010, and business leaders across the Company responded to inconsistent advertising patterns with targeted expense reductions. We continue to anticipate full-year 2011 Adjusted EBITDA in the range of $45 million to $50 million, which assumes no gains from real estate dispositions.”
     As of June 30, 2011, the Company had approximately $50 million of cash and
-more-
P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Announces
Second Quarter 2011 Financial Results and Dividend
July 27, 2011
Page Two
cash equivalents, had no borrowings outstanding under its bank credit facility, and remained in compliance with bank covenants.
Dividends
     The Company also announced today that the Company’s Board of Directors declared a quarterly cash dividend of $0.06 per share, payable on September 2, 2011 to shareholders of record at the close of business on August 12, 2011.
     As announced on May 2, 2011, the Company intends to pay a regular quarterly cash dividend of $0.06 per share, or $0.24 per share on an annualized basis. The first of three anticipated dividends for calendar year 2011 was paid on June 3, 2011 to shareholders of record at the close of business on May 16, 2011. As is customary at dividend-paying companies, the remaining dividend for 2011 and all future dividends are each subject to Board approval.
Second Quarter Results
     Total revenue was $114.5 million in the second quarter of 2011, a decrease of 5.8 percent compared to the prior year.
     Advertising revenue, including print and digital revenues, decreased 9.3 percent, with the smallest percentage decrease at The Providence Journal followed by The Dallas Morning News and The Press-Enterprise. Display advertising revenue decreased 11.0 percent to $26.4 million, and preprint revenue decreased 6.0 percent to $20.5 million. Classified revenue decreased 12.8 percent to $14.3 million. Digital revenue was $8.7 million, a decrease of 5.2 percent. Advertising revenue from niche
-more-
P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Announces
Second Quarter 2011 Financial Results and Dividend
July 27, 2011
Page Three
publications, which is spread among the display, preprint, classified and digital revenue figures above, increased 3.0 percent compared to second quarter of 2010. Briefing, The Dallas Morning News’ free, home-delivered condensed print news product, increased advertising revenue 14.0 percent to $3.5 million.
     Circulation revenue decreased 1.6 percent to $34.9 million as a 0.4 percent increase at The Dallas Morning News was offset by decreases at The Providence Journal and The Press-Enterprise. Printing and distribution revenue increased 6.7 percent to $9.7 million due primarily to increases in printing and distribution revenue in Providence.
     Total consolidated operating expense in the second quarter was $118.0 million. Excluding the effect of pension expense in both periods, operating expense in the second quarter was $114.4 million, a 5.2 percent decrease compared to the prior year.
     The Company’s newsprint expense in the second quarter was $10.9 million, an increase of 18.7 percent compared to the prior year. Newsprint consumption increased 1.4 percent to 16,928 metric tons. Newsprint cost per metric ton increased 17.1 percent. The average purchase price per metric ton for newsprint increased 11.3 percent.
     Corporate and non-operating unit expenses in the second quarter, net of costs allocated to operating units, were $6.3 million, an increase of 8.4 percent compared to the prior year due to increased pension expense. Excluding the effect of pension expense in both periods, corporate and non-operating unit expenses in the second quarter of 2011 were $5.9 million, an increase of 0.7 percent compared to the prior year.
     Capital expenditures totaled $1.6 million in the second quarter. The Company anticipates full-year 2011 capital expenditures in the $9 to $11 million range.
     As of June 30, 2011, A. H. Belo had approximately 2,300 full-time equivalent employees, a decrease of 6.4 percent compared to the prior year.
-more-
P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Announces
Second Quarter 2011 Financial Results and Dividend
July 27, 2011
Page Four
Pension and Tax Items
     In June 2011, A. H. Belo and its former parent company, Belo Corp., completed the planned final reconciliation of allocations made from The G. B. Dealey Retirement Pension Plan to the new defined benefit plans created, sponsored and managed by or on behalf of the Company (“AHC Pension Plans”). The Company recorded an additional $2.0 million pension plan withdrawal expense as a result.
     During the second quarter, the Company made required cash contributions totaling $5.9 million to the AHC Pensions Plans. In mid-July, the Company funded its required contributions for the third and fourth quarters with a $10.4 million contribution. The Company anticipates no further defined benefit plan contributions in 2011.
     Pursuant to the Tax Matters Agreement with its former parent company, Belo Corp., the Company recorded $3.0 million of tax expense in the second quarter of 2011 resulting from the resolution of an Internal Revenue Service audit of Belo Corp.’s 2006 to 2008 federal income tax returns. The Company will make the $3.0 million cash reimbursement to Belo Corp. in the second half of 2011.
Non-GAAP Financial Measures
     Reconciliations of net loss to EBITDA and Adjusted EBITDA are included as exhibits to this release.
Financial Results Conference Call
     A. H. Belo will conduct a conference call on Thursday, July 28 at 1:00 p.m.
-more-
P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Announces
Second Quarter 2011 Financial Results and Dividend
July 27, 2011
Page Five
CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website (www.ahbelo.com/invest) or by dialing 1-877-260-8900 (USA) or 612-332-1025 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 3:00 p.m. CDT on July 28 until 11:59 p.m. CDT on August 4, 2011. The access code for the replay is 207931.
About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC), headquartered in Dallas, Texas, is a distinguished newspaper publishing and local news and information company that owns and operates four daily newspapers and a diverse group of websites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of nine Pulitzer Prizes; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving the Inland Southern California region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various niche publications targeting specific audiences, and its partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns and operates commercial printing, distribution and direct mail service businesses. Additional information is available at www.ahbelo.com or by contacting David A. Gross, vice president/Investor Relations and Strategic Analysis, at 214-977-4810.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, impairments, pension plan contributions, real estate sales, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause
-more-
P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation Announces
Second Quarter 2011 Financial Results and Dividend
July 27, 2011
Page Six
actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership methods, patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges implementing increased subscription pricing and new pricing structures; challenges in achieving expense reduction goals, and on schedule, and the resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by existing and new competitors and suppliers; labor relations; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions and changes in interest rates; significant armed conflict; and other factors beyond our control, as well as other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, and other public disclosures and filings with the Securities and Exchange Commission
P. O. Box 224866 Dallas, Texas 75222-4866 Tel. 214.977.8200 Fax 214.977.8201
www.ahbelo.com Deliveries: 508 Young Street Dallas, TX 75202

A. H. Belo Corporation
Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands, except per share amounts (unaudited)	2011	2010	2011	2010
Net Operating Revenues
Advertising	$69,869	$77,004	$137,805	$149,190
Circulation	34,899	35,456	69,950	71,042
Printing and distribution	9,718	9,110	18,906	17,097

Total net operating revenues	114,486	121,570	226,661	237,329

Operating Costs and Expenses
Salaries, wages and employee benefits	48,099	56,817	98,594	113,071
Other production, distribution and operating costs	43,228	47,034	88,879	93,066
Newsprint, ink and other supplies	15,071	12,492	29,573	23,713
Depreciation	8,256	8,441	15,839	17,605
Amortization	1,310	1,310	2,620	2,620
Pension plan withdrawal	1,988	—	1,988	—

Total operating costs and expenses	117,952	126,094	237,493	250,075

Loss from operations	(3,466)	(4,524)	(10,832)	(12,746)

Other Income (Expense), Net
Interest expense	(172)	(203)	(378)	(406)
Other income, net	446	5,967	1,711	5,992

Total other income (expense), net	274	5,764	1,333	5,586

Earnings
Income/(loss) before income taxes	(3,192)	1,240	(9,499)	(7,160)
Income tax expense	3,630	1,411	4,049	2,139

Net loss	$(6,822)	$(171)	$(13,548)	$(9,299)

Net loss per share:
Basic and diluted	$(0.32)	$(0.01)	$(0.63)	$(0.45)

Weighted average shares outstanding:
Basic and diluted	21,512	20,950	21,448	20,860

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	June 30,	December 31,
In thousands (unaudited)	2011	2010

Assets
Current assets
Cash and cash equivalents	$50,057	$86,291
Accounts receivable, net	40,796	56,793
Other current assets	30,576	29,875

Total current assets	121,429	172,959

Property, plant and equipment, net	163,460	176,676
Intangible assets, net	44,151	46,771
Other assets	23,810	23,643

Total assets	$352,850	$420,049

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$13,815	$29,159
Pension liabilities	—	54,833
Accrued expenses	31,925	27,448
Advance subscription payments	22,805	23,057

Total current liabilities	68,545	134,497

Pension liabilities	90,704	77,513
Other liabilities	7,385	8,166
Total shareholders’ equity	186,216	199,873

Total liabilities and shareholders’ equity	$352,850	$420,049

A. H. Belo Corporation
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In thousands (unaudited)	2011	2010	2011	2010
AS REPORTED
Net Loss	$(6,822)	$(171)	$(13,548)	$(9,299)
Addback:
Depreciation and amortization	9,566	9,751	18,459	20,225
Interest expense	172	203	378	406
Income tax expense	3,630	1,411	4,049	2,139

EBITDA (1)	6,546	11,194	9,338	13,471

Addback:
Pension expense	3,630	5,478	5,315	10,829

Adjusted EBITDA (1)	$10,176	$16,672	$14,653	$24,300

(1)	EBITDA is calculated by adding depreciation and amortization, interest expense and income tax expense recorded to net income (loss). Adjusted EBITDA is calculated by adding pension expense and impairment expense recorded to EBITDA.
Neither EBITDA nor Adjusted EBITDA is a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses EBITDA, Adjusted EBITDA and similar measures in internal analyses as a supplemental measure of the Company’s financial performance and to assist with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. EBITDA or similar measures are also common alternative measures of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Neither EBITDA nor Adjusted EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP, and these non-GAAP measures may not be comparable to similarly-titled measures of other companies.